UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2007
ORIENTAL FINANCIAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Oriental Center
Professional Offices Park
997 San Roberto Street, 10th Floor
San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Oriental Financial Group Inc., Oriental Bank and Trust, and Oriental International Bank Inc. (collectively, the “Company”) initially entered into an Investment Management Agreement, dated January 17, 2007 (the “Agreement”), with Bear Stearns Asset Management Inc., a New York corporation with principal offices at 383 Madison Avenue, New York, New York 10179 (the “Investment Manager”), which was amended on March 5, 2007, for the supervision and management of certain assets of the Company held by Mellon Bank, N.A., as custodian (the “Custodian”). The Company’s selection of the Investment Manager was made by its Board of Directors after the completion of a request for proposals and due diligence process. The Agreement is effective as of March 1, 2007.
     Pursuant to the Agreement and subject to the Company’s investment policies, guidelines and restrictions, the Investment Manager may execute securities transactions through brokers or dealers selected by the Investment Manager, provided that no such broker or dealer is an affiliate of the Investment Manager. In selecting brokers or dealers, the Investment Manager is required to use its best efforts to obtain for the Company the most favorable price and execution available from them. However, the Investment Manager is authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Investment Manager’s investment research and portfolio management. Brokerage commissions charged to the Company’s investment account will generally be discounted from prevailing rates.
     The Company has directed the Custodian to act in accordance with the instructions of the Investment Manager. The Investment Manager will not have custody or physical control over the Company’s assets under management, but will vote all proxies solicited by or with respect to the issuers of the securities in which such assets are invested.
     The Agreement provides for the Investment Manager to be compensated quarterly in arrears based on the average of the month-end market values of the assets under management. The Company and the Investment Manager may each terminate the Agreement at any time, but the Investment Manager is required to give the Company 120-days prior written notice of termination.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.
Date: March 5, 2007	By:	/s/ Carlos O. Souffront
Carlos O. Souffront
Secretary of the Board of Directors